Exhibit 23.5
March 7, 2006
National By-Products, LLC
907 Walnut Street, 4th Floor
Des Moines, IA 50309
To Whom It May Concern:
We hereby consent to: (i) the use of our opinion letter dated December 16, 2005 to the Board of Managers of National By-Products, LLC, included as Annex C to the joint Proxy Statement/Prospectus which forms a part of the registration Statement on Form S-4 relating to the Asset Purchase Agreement among National By-Products, LLC, Darling International Inc. and Darling National LLC, and (ii) the references to such opinion in such joint Proxy Statement/Prospectus.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
PHILIP SCHNEIDER & ASSOCIATES, INC.

By:
Name:	Philip J. Schneider
Title:	President